UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2026

PROXY STATEMENT

NATIONAL CINEMEDIA, INC.

Notice

2026 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc. The close of business on March 9, 2026 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Meeting Date:	May 7, 2026
Meeting Time:	7:30 a.m. Mountain Time
Location:	6300 S Syracuse Way, Suite 300 Centennial, CO 80111
Record Date:	March 9, 2026

Annual Meeting Business:

We have electronically disseminated our Annual Meeting materials by using the "Notice and Access" method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The proxy statement and Annual Report for the fiscal year ended January 1, 2026 are available at www.edocumentview.com/ncmi. At the Annual Meeting, you will be asked to consider the following:

Proposal		Board Recommendation
1	To elect the eight nominees named in the accompanying proxy statement, each to serve until the Company’s next Annual Meeting or until their respective successors are duly elected or qualified;	☑	FOR each director nominee
2	To approve, on an advisory basis, our executive compensation;	☑	FOR
3	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2026;	☑	FOR
4	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Centennial, Colorado	Maria V. Woods
March 27, 2026	Executive Vice President, General Counsel and Secretary

PROXY SUMMARY

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage stockholders to read the entire Proxy Statement and our 2025 Annual Report before voting their shares. The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, “NCM” or the “Company”), for use at the 2026 Annual Meeting of Stockholders at the time and place shown below. Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”).

2026 Annual Meeting of Stockholders
Date and Time	Location	Record Date	Mailing Date
May 7, 2026 7:30 a.m., MT	6300 S Syracuse Way, Suite 300 Centennial, CO 80111	March 9, 2026	On or about March 27, 2026

Meeting Agenda and Board Recommendations
Proposals for your vote		Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of directors		FOR each nominee	Plurality of votes cast	8
Proposal 2: To approve, on an advisory basis, our executive compensation		FOR	Majority of votes present and entitled to vote	43
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2026.		FOR	Majority of votes present and entitled to vote	44

Director Nominees
Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
David E. Glazek	48	2019**	Yes	Partner Sunago Capital Partners, LP Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School			●
Nicholas Bell	42	2023	Yes	Chief Executive Officer of Fanatics Live		●	Chair
Kelly Campbell Kotzman	47	2025	Yes	Former President of Peacock and Hulu	●	Chair
Juliana F. Hill	57	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair		●
Thomas F. Lesinski	66	2014	No	Chief Executive Officer of NCM, Inc.
Joseph Marchese	44	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group	●	●
Simon Mullaly	60	2025	Yes	Partner at Blantyre Capital
Mark Sadie	56	N/A	Yes	CEO of Ster-Kinekor Theatres
* A = Audit Committee, C = Compensation and Leadership Committee, NG = Nominating and Governance Committee
** Chair of the Board effective February 27, 2025

PROXY SUMMARY (CONTINUED)
CORPORATE GOVERNANCE HIGHLIGHTS

The Company demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our stockholders. Highlights of our corporate governance practices are summarized below.

Accountability:
w	All directors stand for election annually.
w

Directors are elected by a plurality of votes cast, subject to our director resignation policy. If a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration.

w	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy.
Independence:
w	7 of 8 director nominees are independent with our Chief Executive Officer ("CEO") serving as the only non-independent director.
w	Board committees are comprised solely of independent directors.
w	Independent directors regularly meet in private without management.
Board Practices:
w	Board of Directors and each Board committee conducts an annual self-assessment. An external evaluator assists with such self-evaluation at least once every three years.
Leadership Structure:
w	Separate Chair and CEO leadership structure to maintain independence between Board oversight and operating decisions of the Company.
Stock Ownership Requirements:
w

Executive and director stock ownership requirements must be met within five years of appointment, as follows:

- CEO: Lesser of three times base salary or 500,000 shares.

- President and Executive Vice Presidents: Lesser of base salary or 75,000 shares.

- Non-employee directors: Three times the annual cash retainer for non-employee independent directors.

w	As of March 9, 2026, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE

2026 ANNUAL MEETING OF STOCKHOLDERS

May 7, 2026

7:30 a.m. Mountain Time

General Information

Why am I receiving these proxy materials?

You received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. By giving your proxy, you authorize persons selected by the Board to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received before the Annual Meeting will be voted in accordance with the stockholder's specific voting instructions.

We are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the U.S. Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as how to receive paper copies if preferred. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, on May 7, 2026 at 7:30 a.m. Mountain Time.

What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

The specific proposals to be considered and acted upon at the Annual Meeting are:

Proposal No. 1 — To elect eight directors, each to serve until the Company’s next Annual Meeting or until his or her respective successor is duly elected or qualified;

Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers; and

Proposal No. 3 — To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2026.

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

What is included in the proxy materials?

The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended January 1, 2026, which includes our audited consolidated financial statements.

What do I need to bring with me to attend the Annual Meeting?

If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Who can vote at the Annual Meeting?

Holders of our common stock as of the record date are entitled to vote at the Annual Meeting. Our Board of Directors has fixed the close of business on March 9, 2026 as the record date. We had 93,280,419 shares of our common stock outstanding as of the close of business on the record date.

How many votes am I entitled per share of common stock?

Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”

Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.

Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares.

If I am a stockholder of record of NCM, Inc. shares, how do I vote?

Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting by Telephone. From a touch-tone telephone, dial 1-800-652-VOTE (8683) and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

If I am a beneficial owner of shares held in “street name,” how do I vote?

Voting by Internet. You can vote over the Internet by following the instructions provided in the voting instruction form provided to you by your broker, bank or other nominee.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.

Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I submit a proxy but I do not give specific voting instructions?

Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Thomas Lesinski and Maria Woods, who are officers of the Company, will vote your shares FOR the eight director nominees; FOR advisory approval of the Company’s executive compensation; and FOR the ratification of the selection of Grant Thornton LLP as our independent auditors for our 2026 fiscal year.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes”.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2026 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory approval of the Company’s executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters and may not vote without instructions on routine matters. A broker non-vote will have no effect on Proposal Nos. 1 and 2.

What is the quorum requirement for the Annual Meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum exists if at least one-third of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy at the Annual Meeting. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. Abstentions and broker non-votes will count for the purpose of determining if there is a quorum.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, each director will be elected by a plurality of the votes cast. This means that the eight director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.

The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.

How are abstentions treated?

Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect on the election of the director nominee, although if a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Can I change my vote or revoke my proxy after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Secretary, a written notice of revocation. You can also change your vote by voting again through one of the methods described above or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Who is paying for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson as our proxy solicitor and we will pay Georgeson approximately $11,000, plus expenses. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Specifically, our Board of Directors recommends a vote:

FOR the election of each of David E. Glazek, Nicholas Bell, Kelly Campbell Kotzman, Juliana F. Hill, Thomas F. Lesinski, Joseph Marchese, Simon Mullaly and Mark Sadie to our Board of Directors;

FOR the advisory approval of the Company’s executive compensation; and

FOR the ratification of the selection of Grant Thornton LLP as our independent accountants for the fiscal year ending December 31, 2026.

Where can I find the Company’s Annual Report?

Our 2025 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended January 1, 2026, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the U.S. Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935. You may also view the Annual Report at https://investor.ncm.com.

What is “householding” and how does it affect me?

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address. This practice is known as "householding." If you would like to receive a separate copy of the proxy materials please notify us. Any such request should be directed to National CineMedia, Inc., 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.

Stockholders who wish to opt out of the householding for future communications from the Company or who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Whom should I call if I have questions about the Annual Meeting?

You should call Georgeson, our proxy solicitor, at (866) 203-9357.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following eight directors for election at the Annual Meeting. Important summary information about the nominees for director is set forth in the table below. Following the table is certain biographical information about each nominee for director, as well as selected information about specific qualifications, attributes, skills and experience that led our Board to conclude that each nominee for director is qualified to serve on our Board.

Board Composition

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
David E. Glazek	48	2019**	Yes	Partner Sunago Capital Partners, LP Executive Chairman of Turning Point Brands, Inc. Adjunct Professor Columbia Business School			●
Nicholas Bell	42	2023	Yes	Chief Executive Officer of Fanatics Live		●	Chair
Kelly Campbell Kotzman	47	2025	Yes	Former President of Peacock and Hulu	●	Chair
Juliana F. Hill	57	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair		●
Thomas F. Lesinski	66	2014	No	Chief Executive Officer of NCM, Inc.
Joseph Marchese	44	2023	Yes	General Partner Human Ventures and Casa Komos Brands Group	●	●
Simon Mullaly	60	2025	Yes	Partner at Blantyre Capital
Mark Sadie	56	N/A	Yes	CEO of Ster-Kinekor Theatres
* A = Audit Committee, C = Compensation and Leadership Committee, NG = Nominating and Governance Committee
** Chair of the Board effective February 27, 2025

Our Board values having directors that reflect diverse perspectives, including those based on background and professional expertise that are relevant to the Company’s advertising businesses. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics, which requires consideration of various factors in compliance with applicable law. In addition, the Committee seeks nominees that will complement the existing members and provide diversity of background and professional expertise. Our Board believes it currently has a broad range of experience and backgrounds and will continue to revisit the makeup of the Board in the future.

The United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) entered an order confirming National CineMedia, LLC’s (“NCM LLC”) Modified First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code (as amended, the “Plan”). On August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated and NCM LLC emerged from bankruptcy.

On August 7, 2023, the Company entered into a Director Designation Agreement (the “Creditor Designation Agreement”) among the Company, the Consenting Creditor Designation Committee (as defined in the Creditor Designation Agreement) (the “Designation Committee”) and Blantyre Capital Limited (“Blantyre”) in accordance with the Plan. The Designation Agreement provides for the designation of up to two directors, one of whom must be independent, by Blantyre until the earlier of (i) the day following the Company's 2026 annual general meeting of its stockholders and (ii) the date, if any, on which Blantyre ceases to hold, or manage funds or accounts that hold, at least 10% of the NCMI interest. Pursuant to the Creditor Designation Agreement. Blantyre shall have the right to designate (i) two directors, one of whom must be independent, as long as Blantyre holds at least 15% of the NCMI Interests and (ii) one director as long as Blantyre holds less than 15% but at least 10% of the NCMI Interests.

As of January 15, 2026, which is the Attestation Date under the Director Designation Agreement Blantyre Capital held approximately 29% of the NCMI Interests. This ownership level grants Blantyre the right to designate 2 directors. Blantyre nominated two directors, Simon Mullaly and Mark Sadie and each of these nominees was nominated by the Board for election at the Annual Meeting.

The number of currently authorized director positions is eight. Each member serves a one-year term until the next Annual Meeting and until his or her successor is duly elected and qualified.

Business Experience of Nominees

We are soliciting proxies in favor of the election of each nominee identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

The names of the nominees and other information about each nominee’s experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate structure are set forth below.

David E. Glazek Non-Employee Chair Independent Director Director Since: 2019 Age: 48 Committees: Nominating and Governance

Mr. Glazek has over 15 years of experience investing in distressed, special situations and private credit strategies. He has been a Partner and Portfolio Manager of Sunago Capital Partners, LP since 2023 and was a Partner and Portfolio Manager Standard General, LP. from 2008-2023. He previously worked at Lazard Freres & Co and the Blackstone Group. He currently serves as Executive Chairman of the board of directors of Turning Point Brands, Inc., a NYSE-traded consumer products company, where he has served as non-executive Chairman since 2019. He also has served as a Director of Workers Benefit Consortium, Inc. since 2021 and as an Adjunct Professor at Columbia Business School since 2021. Mr. Glazek holds a Bachelor of Arts from the University of Michigan and a J.D. from Columbia Law School.

Qualifications:

Mr. Glazek’s extensive experience overseeing the operations of public and private companies, as well as his deep capital markets, legal, governance, transactional, and restructuring expertise qualifies him to serve on our Board of Directors.

Nicholas Bell Independent Director Director Since: 2023 Age: 42 Committees: Nominating and Governance - Chair Compensation and Leadership

Mr. Bell has been the Chief Executive Officer of Fanatics Live, a digital commerce company, since January 2023. Prior to Fanatics Live, Mr. Bell was the Senior Director & Head of Product, Google Images, at Google, a multinational technology company, from June 2020- December 2022, a Co-Founder & Managing Partner at Attention Capital, a media and technology holding company, from February 2019 to May 2020, the Vice Global Head of Content & Partnership at Snap, a social media platform company, from April 2014 to January 2019, and Senior Vice-President, Digital Products, News Corporation from 2013 to 2014.

Qualifications:

Mr. Bell’s current role of Chief Executive Officer of Fanatics Live qualifies him to offer media sales and investment advice to our management and Board. Mr. Bell’s significant business experience allows him to contribute business and content strategies as a member of our Board of Directors.

Kelly Campbell Kotzman Independent Director Nominee Director Since: 2025 Age:47 Committees: Compensation and Leadership - Chair Audit

Ms. Campbell served as President of Peacock, NBCUniversal’s streaming service, from November 2021 to March 2025. Prior to joining Peacock, Ms. Campbell served as President of Hulu from February 2020 to October 2021 and as Chief Marketing Officer of Hulu from August 2017 to February 2020. From 2005 to 2017, Ms. Campbell held a variety of roles at Google across the Google Ads and Google Cloud businesses. Ms. Campbell also serves on the board of Urban Outfitters, Inc. and Match Group, Inc.

Qualifications:

Ms. Campbell brings extensive experience in the streaming services and advertising industry that qualifies her to serve on our Board of Directors. Her leadership roles at Peacock and Hulu, combined with her earlier experience at Google, provide her with significant expertise in developing and executing strategy, leading large teams, and driving marketing and product initiatives at scale.

Juliana F. Hill Independent Director Director Since: 2020 Age: 57 Committees: Audit - Chair Nominating and Governance

Ms. Hill has served as an independent consultant providing financial and strategic advisory services since 2019. Ms. Hill previously worked in several senior financial positions during her tenure at iHeartMedia, Inc., formerly Clear Channel Communications, Inc. Most recently, Ms. Hill served as iHeartMedia’s Senior Vice President of Liquidity and Asset Management, and also led a steering committee for the separation of iHeart’s subsidiary, Clear Channel Outdoor Holdings. Previously, Ms. Hill was an audit manager at Ernst &Young LLC. Ms. Hill also serves on the board of PLBY Group, Inc.

Qualifications:

Ms. Hill's experience as a financial executive in a media company qualifies her to serve on our Board of Directors and as chair of our Audit Committee and to provide guidance to our accounting function and financial advice to our Board.

Thomas F. Lesinski Chief Executive Officer and Director Director Since: 2014 Age: 66 Committees: None

Mr. Lesinski was appointed the Chief Executive Officer of NCM effective August 2, 2019. Previously, he served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio from January 2016 to August 2019 and a member of its Board until February 2020. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.

Mr. Lesinski served as Non-Employee Chairman of NCM from August 1, 2018 to August 1, 2019.

Qualifications:

Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski's previous experience as a Chief Executive Officer and current role as the Company's Chief Executive Officer provides valuable perspective as a director.

Joseph Marchese Independent Director Director Since: 2023 Age:44 Committees: Audit Compensation and Leadership

Mr. Marchese has been the Co-Founder and General Partner of Human Ventures, a venture capital firm, since 2015, Co-Founder and General Partner of Casa Komos Brands Group, a venture capital firm, since July 2018, and Co-Founder and Chairman of Groundswell.io, a corporate social responsibility software company, since June 2021. Previously, Mr. Marchese served as President of Advertising Revenue for Fox Networks Group, a television and asset management company, from February 2015 to March 2019. Prior to Fox Networks, Mr. Marchese held other various roles as a media executive, management consultant and multiple time entrepreneur. Mr. Marchese is a widely recognized leader in the media and technology industries and was inducted into the Advertising Hall of Achievement in 2016. Mr. Marchese has been a member of the board of directors of Clear Channel Outdoor Group since 2019 and serves on the board of other privately held media and non-profit companies.

Qualifications: Mr. Marchese has extensive experience in the media and advertising industries and will bring important insights to our Board regarding our industry.

Simon Mullaly Independent Director Director Since: 2025 Age:60 Committees: None

Mr. Mullaly joined Blantyre in January 2023 as a Senior Advisor and has served as a Senior Investment Executive since June 2023. Prior to Blantyre, Mr. Mullaly served as Managing Director - Head of Credit Sales and Trading at Guggenheim Partners from January of 2021 until November of 2022. Previously, Mr. Mullaly worked at Goldman Sachs, Lehman Brothers and Deutsche Bank. He also founded and operated Yorvik Partners, an independent niche fixed-income brokerage business, until its sale in 2014. He has over 25 years of global capital markets experience, focused on leverage credit, restructurings and special situations trading and investing while working from both London and New York. Mr. Mullaly earned an MBA from the Wharton School of Business at the University of Pennsylvania and obtained a BSc (Hons) from Nottingham Trent University, England.

Qualifications:

Mr. Mullaly’s valuable experience in the investment and capital management industries gives him the ability to provide financial and investment advice to the Company's management and Board.

Mark Sadie Independent Director Director Since: N/A Age:56 Committees: None

Mr. Sadie, who is known professionally as Mark Sardi, has served as Chief Executive Officer of Ster-Kinekor Theatres, Africa's largest cinema exhibition and in-cinema media platform, since January 2023. Prior to Ster-Kinekor, Mr. Sadie served as Group Chief Commercial Officer of Aspen Pharmacare, a global pharmaceutical company from January 2022 to December 2022. From October 2019 to December 2021, Mr. Sadie served as Group Chief Executive Officer of Ascendis Health, a Johnannesburg Stock Exchange-listed international health and wellness group, and, from 2014 to 2019, Mr. Sadie served as Group Chief Executive Officer of House of Busby, a private equity-owned master franchisor of leading sglobal fashion brands across Southern Africa. Earlier in his career, Mr. Sadie served as Deputy Chief Executive Officer of Cipla South Africa, Chief Financial Officer of Truworths International, a Managing Director, Joint Head of Investment Banking at Nedbank Capital, and a Vice President at Rothschild (London). Mr. Sadie currently serves as a Senior Adviser to Blantyre Capital. Mr. Sadie holds a Bachelor of Business Science from the University of Cape Town and is a qualified Chartered Accountant (CA(SA)).

Qualifications:

Mr. Sadie's extensive experience leading operational turnarounds as a Chief Executive Officer and Chief Financial Officer across a variety of industries, including media, qualifies him to serve on our Board of Directors.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting. This means that the eight director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors.

Director Resignation Policy

It is the Company's desire that any director elected to the Board of Directors in an uncontested election shall receive a majority vote of the stockholders who vote on the proposal. As such, in the event of an uncontested election where a nominee not designated pursuant to a contractual right is elected by a plurality but not a majority vote of the stockholders who vote on the proposal, the director will tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will decide to accept or reject such resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors or other information they deem appropriate and relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. A director whose resignation is under consideration will abstain from participating in any decision regarding the resignation. If the nominee is designated pursuant to a contractual right, the Company will consult with the designating entity about the possibility of a different candidate at the following year's annual meeting.

Recommendation

Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

Independence of Our Board of Directors

Our Board of Directors has affirmatively determined that David E. Glazek, Nicholas Bell, Kelly Campbell Kotzman, Juliana F. Hill, Joseph Marchese, Simon Mullaly and Mark Sadie, all of whom are current directors of the Company with the exception of Mr. Sadie, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, the Nasdaq listing standards and our Corporate Governance Guidelines. There are no family relationships among any of our executive officers, directors or nominees for director.

The Nasdaq rules provide that, in order to determine that a director is independent, the Board must determine that the director has no relationship with the Company that would impair their independence. When assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.

In making its independence determinations, the Board considered, among other things, relevant transactions between the company and entities associated with the directors, as described under the heading "Certain Relationships and Related Party Transactions," and determined that no director has any relationship with the company or other relationships that would impair the director's independence.

Company Leadership Structure

Our Board previously determined to split the roles of Chair of the Board of Directors and CEO. Our CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chair sets the agenda for Board meetings and presides over meetings of the full Board in its oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders and the Company’s overall corporate governance.

Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.

Board’s Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation and Leadership Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks, including cybersecurity risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.

Our named executive officers and other senior executives of NCM LLC provide periodic updates to our Board on the strategic, operational, financial, cybersecurity, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.

Compensation Risk Assessment

We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation and Leadership Committee reviews the compensation policies and practices for employees, including executive officers. Among other things, our Compensation and Leadership Committee considers whether the compensation program encourages excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation and Leadership Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation and Leadership Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and at times retention incentives, is balanced and does not motivate imprudent risk-taking.

Compensation Committee Interlocks and Insider Participation

Members of Compensation and Leadership Committee have never been officers or employees of the Company and have no relationship with the Company other than as directors and stockholders. During 2025, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or compensation committee of the Company.

Meetings of Our Board of Directors and Standing Committees

Our Board of Directors held 9 meetings during the fiscal year ended January 1, 2026. During our 2025 fiscal year, none of our incumbent directors attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting but encourages our directors to attend. All of our incumbent directors attended our Annual Meeting of Stockholders held on May 1, 2025. The three standing committees of our Board of Directors are our Audit Committee, Compensation and Leadership Committee and Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters.

The following table shows the current committee membership:

DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation and Leadership Committee	Nominating and Governance Committee
David E. Glazek			X
Nicholas Bell		X	Chair
Kelly Campbell Kotzman	X	Chair
Juliana F. Hill	Chair		X
Thomas F. Lesinski
Joseph Marchese	X	X
Simon Mullaly

Audit Committee	Key Responsibilities:
Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:
Committee Members	◆	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
Juliana F. Hill, Chair
Kelly Campbell Kotzman	◆	review all “Related Party Transactions” as such term is defined under Nasdaq rules and the Statement of Policy with Respect to Related Party Transactions;
Joseph Marchese
	◆	the performance of our internal audit function and independent auditor;
	◆	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed; and

	◆	reviewing the Company's risk assessment and risk management practices, including cybersecurity and privacy compliance and exposure.
Number of meetings in 2025:

Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and overseeing the Company's compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics and insider trading policy. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by our Board in February 2026 in conjunction with the charter's annual review. The current version of the charter is available on our website at https://investor.ncm.com.

6
Independence and Financial Literacy

Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of Nasdaq. Our Board of Directors has affirmatively determined that Ms. Hill qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations, due to her experience as a financial consultant, in financial leadership positions where she was responsible for her company’s financial statements and her experience in the public accounting industry.

Compensation and Leadership Committee	Key Responsibilities:
Our Compensation and Leadership Committee’s purposes, as set forth in its charter, include:

Committee Members	◆	to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executive officers;
Kelly Campbell Kotzman,
Chair	◆	to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board);
Nicholas Bell
Joseph Marchese	◆	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officer; and

	◆	in consultation with the CEO review the Company's talent development process and executive succession planning process.
Number of meetings in 2025:

Our Compensation and Leadership Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation and Leadership Committee charter was most recently reviewed by the Committee and approved by our Board in February 2026. The current version of the charter is available on our website at https://investor.ncm.com at the Investor Relations link.

5
Independence

Each committee member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Use of Consultants

Our Compensation and Leadership Committee engaged Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized consulting firm, to assess the competitiveness of 2025 compensation for the executive officers and review the 2026 Proxy Statement. Prior to retaining Meridian, our Compensation and Leadership Committee reviewed its independence as contemplated by the Compensation and Leadership Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that Meridian is independent from the Company, our Compensation and Leadership Committee and our executive officers. Meridian does not provide other services to the Company.

Nominating and Governance Committee	Key Responsibilities:
Our Nominating and Governance Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to identify individuals qualified to become Board members, and to recommend director nominees to our Board;
Nicholas Bell, Chair
David E. Glazek	◆ to oversee the evaluation of our Board and its committees, including the use of an external evaluator at least once every three years;
Juliana F. Hill
◆ to review and recommend to the Board the compensation structure and stock ownership standards for non-employee directors; and
Number of meetings in 2025:
4	◆ to review from time to time the Company's Corporate Governance Guidelines and to recommend to our Board such changes as it may deem appropriate.

Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Nominating and Governance Committee and approved by our Board in February 2026. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at https://investor.ncm.com.

Independence
Each member of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.
Nomination of Candidates and Other Responsibilities

Our Nominating and Governance Committee identifies individuals qualified to become Board members, other than the director candidates designated pursuant to the Creditor Designation Agreement and the Designation Committee, and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees and makes recommendations the committee members may deem appropriate from time to time concerning changes in the overall composition of our Board of Directors and its committees. Our Nominating and Governance Committee reviews and assesses the adequacy of our Corporate Governance Guidelines, the Company's Code of Business Conduct and Ethics and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that each remains consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our and our Board of Director’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors and its committees.

Nomination of Directors. Seven out of eight nominees are current directors. All of the nominees were formally nominated by the Nominating and Governance Committee and were approved by the Board of Directors.

As the need to fill vacancies arises in the future, our Nominating and Governance Committee will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders, including under the Creditor Designation Agreement, and use the same criteria for screening all candidates, regardless of who proposed such candidates.

Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)
the highest level of personal and professional ethics, integrity, and values;
(b)
expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;
(c)
a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;
(d)
a desire to ensure that our operations and financial reporting are conducted in a transparent manner and in compliance with applicable laws, rules, and regulations; and
(e)
a dedication to the representation of the best interests of all our stockholders.

In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics. In addition to considering the qualifications listed above, the Committee seeks nominees who will complement the existing members and provide diversity of background and professional expertise and that will be in compliance with applicable law. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.

STOCKHOLDER COMMUNICATIONS

Our Board of Directors provides a process for stockholders to send communications to our Board. Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board or individual members of the Board to c/o Corporate Secretary, National CineMedia, Inc., 6300 S Syracuse Way, Suite 300, Centennial, CO 80111. The Corporate Secretary, or his or her delegee, will forward bonafide communications concerning the Company to the intended recipient. Communications that are unrelated to Company issues, including personal grievances, threatening or abusive materials or solicitations will not be forwarded. As described under the heading “Code of Business Conduct and Ethics,” we have also established a confidential hotline and website to allow interested parties to report concerns regarding accounting, internal accounting controls or auditing matters.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “named executive officers” or “NEOs”:

•
Thomas F. Lesinski – Chief Executive Officer
•
Ronnie Y. Ng – Chief Financial Officer
•
Catherine A. Sullivan – Former President - Sales, Marketing & Partnerships (through December of 2025)
•
Maria V. Woods – Executive Vice President, General Counsel & Secretary

Executive Summary

We are the managing member of National CineMedia, LLC (“NCM LLC”) and owner of 100% of NCM LLC as of March 9, 2026. National CineMedia is the largest cinema advertising platform in the US. With unparalleled reach and scale, NCM connects brands to sought-after young, diverse audiences through the power of movies and pop culture. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers’ ability to measure and drive results. NCM’s Noovie® Show is presented exclusively in 41 leading national and regional theater circuits, including the only three national chains, AMC Entertainment, Inc. (“AMC”), Cinemark Holdings, Inc. (“Cinemark”) and Regal Entertainment Group (“Regal”). NCM’s cinema advertising platform consists of more than 17,000 screens in over 1,300 theaters as of January 1, 2026.

2025 Key Business Results. Total revenue for NCM Inc. for the year ended January 1, 2026 increased 1.0% to $243.2 million from $240.8 million for the comparable prior year period. Operating loss decreased from $19.5 million in 2024 to $13.9 million in 2025. Net loss decreased from $22.3 million in 2024 to net loss of $10.6 million in 2025.

Management successfully undertook several major initiatives to drive the business forward in 2025:

•
During 2025, the Company negotiated AMC's Second Amended and Restated Exhibitor Services Agreement extending the term of the ESA by five years, more closely aligning the program distributed by NCM LLC in AMC theaters to the predominant pre-feature program show structure in the rest of NCM LLC's advertising network and adjusting the consideration paid by NCM LLC. Concurrently, the parties entered into the AMC Termination Agreement, which waives AMC’s rights under certain agreements entered into at the time of the Company's initial public offering.
•
The Company entered into a Loan and Security Agreement, on January 24, 2025 with U.S. Bank National Association, as lender (the "2025 Credit Facility"). The agreement provides for a $45.0 million senior secured revolving credit facility. The 2025 Credit Facility is expected to result in a meaningful reduction of the Company’s overall interest expense, extends the maturity date to 2028 and is a cash flow-based revolving loan compared to the asset-based revolving loan previously held.
•
The Company acquired Spotlight Cinema Networks (“Spotlight”), a niche cinema advertising company. The acquisition of Spotlight adds high-scale luxury screens and exhibitors that offer unique and engaging customer experiences to the Company’s platform, unlocking new advertising and preshow entertainment inventory. Spotlight’s exhibitor partners, including Cinépolis Luxury Cinema, Landmark Theatres, Flix Brewhouse, and LOOK Dine-In Cinemas, complement NCM’s national theater network and extend NCM’s reach among culturally engaged premium audiences. The addition of Spotlight’s footprint increases NCM’s national market share by more than 6% and expands its theater presence by approximately 30% in the critical New York and Los Angeles markets.
•
The Company's corporate development function continued to identify strategic investment opportunities for the Company to invest its cash and on-screen advertising inventory, with initial cash investments of $2.0 million and advertising investments of up to $6.5 million a year.

•
The Company expanded our NCMxTM product with the launch of NCM Blueprint℠ and Bullseye℠ which enhance cinema advertising campaigns by identifying advertisers target audiences and localizing ads.

Elements of 2025 Executive Compensation Program. Our Compensation and Leadership Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2025 Executive Compensation Program consisted of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance-Based Restricted Stock Units (“PBRSU”)	+	Time-Based Restricted Stock Units (“TBRSU”)	=	Total Direct Compensation

The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were established by our Compensation and Leadership Committee to align the Company’s business and compensation objectives. The 2025 Executive Compensation Program set the historical financial targets and payout targets of our Annual Cash Incentive Plan, as described further in "Annual Cash Incentives" below and established a Long Term Incentive program for 2025 to align with historical practices, as described further within “Long-Term Incentives” below. The 2025 Executive Compensation Program for our CEO, Thomas F. Lesinski, also included premium-priced stock options, as described further within “Long-Term Incentives” below.

Pay Mix. We believe the 2025 Executive Compensation Program’s mix of annual and long-term incentives, the mix of cash and equity awards and the mix of fixed and variable compensation are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation for our CEO and our other NEOs as a percentage of total target direct compensation for fiscal year 2025, computed using the annual base salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRSUs, TBRSUs and options, as applicable.

Fiscal Year 2025 Target Compensation Mix

CEO (a)

(a)
Approximately 67.5% of Mr. Lesinski's target compensation is variable, which represents the annual cash incentive, PBRSUs, TBRSUs and options. Mr. Lesinski's 2025 option grant has a nominal fair value as of the grant date given its strike price of $35.00 as stipulated pursuant to Mr. Lesinski's employment contract and adjusted by the reverse stock split in 2023, compared to the Company's stock price as of grant date of $5.61.

Average of Other NEOs (b)

(b)
On average, approximately 65.3% of the NEOs’ target compensation is variable, which represents the annual cash incentive, TBRSUs and PBRSUs.

Executive Compensation Practices. The Compensation and Leadership Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it is in line with the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation and Leadership Committee believes reinforces our executive compensation objectives:

What We Do		What We Don't Do
☑	Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒	We do not provide excise tax gross-ups
☑	Utilize pre-established performance goals that are aligned with creation of stockholder value	☒	We do not pay dividends on any unvested equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned.
☑	Conduct a market comparison of executive compensation against a relevant peer group	☒	We do not allow repricing of underwater stock options without stockholder approval
☑	Engage an independent compensation consultant reporting directly to the Compensation and Leadership Committee and providing no other services to the Company	☒	We do not allow hedging of our securities
☑	Utilize double-trigger vesting for equity awards in the event of a change in control	☒	We do not allow pledging of our securities
☑	Maintain stock ownership guidelines	☒	We do not provide for pension or deferred compensation other than a 401(k) plan that is available to all employees
☑	Maintain mandatory Clawback policy
☑	Mitigate undue risk
☑	Conduct an annual say-on-pay vote

Detailed Discussion & Analysis

Compensation Philosophy

Our executive compensation program is intended to provide:

•
competitive levels of cash compensation and equity grants compared to a select peer group of companies;
•
short-term cash incentives primarily for achieving specified annual performance objectives;
•
a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through alignment with our stock price and achievement of long-term financial performance goals; and
•
rewards for high performance and value creation for our stockholders.

Role of Compensation Consultant and CEO in Determining Executive Compensation

In early 2025, our CEO recommended to the Compensation and Leadership Committee the compensation structure for our NEOs, other than himself. Based on the CEO’s recommendation and the Compensation and Leadership Committee’s independent assessment of the other NEO’s compensation, the Compensation and Leadership Committee and full Board approved the recommended compensation structure in February and May of 2025. At the recommendation of the Compensation and Leadership Committee, the full Board determined and approved our CEO’s compensation in May of 2025. Our CEO was not involved in the voting or deliberations by our Compensation and Leadership Committee or our Board regarding his compensation.

Our Compensation and Leadership Committee engaged Meridian, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters during 2025. Meridian assessed the competitiveness of 2025 compensation for the executive officers and reviewed the 2026 Proxy Statement. Prior to retaining Meridian, our Compensation and Leadership Committee reviewed its independence as contemplated by the committee’s charter and applicable Nasdaq rules and determined that Meridian’s provision of services to the Compensation and Leadership Committee would not give rise to any conflicts of interest and that Meridian was independent from the Company, our Compensation and Leadership Committee and our executive officers.

As part of its review, Meridian assessed our NEOs’ base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives and total direct compensation against comparator peer group practices. In that regard, Meridian reviewed and recommended to the Compensation and Leadership Committee a comparator peer group, which was comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc. and in relevant industries. Our Compensation and Leadership Committee reviewed and approved the peer group.

Compensation Peer Group

Our Compensation and Leadership Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. Generally, the Compensation and Leadership Committee sets target compensation at or near the 50th percentile of the peer group. However, for a specific executive, the Compensation and Leadership Committee may set target compensation above or below this reference point in consideration of other factors including individual performance, roles and responsibilities within our leadership team, succession planning and retention risk.

Our fiscal 2025 peer group was composed of the following companies:

Acme United Corporation	OUTFRONT Media Inc.
Cumulus Media Inc.	Saga Communications, Inc.
Entravision Communications Corporation	Sphere Entertainment Co.
IMAX Corp.	The Marcus Corporation
Immersion Corporation	Thryv Holdings, Inc.
Madison Square Garden Entertainment Corp. (formerly MSG Networks Inc.)	Townsquare Media, Inc.
Magnite, Inc.	Urban One, Inc. (formerly Radio One)

Our Compensation and Leadership Committee made several changes to the peer group from the prior year to better align with NCM's business. We removed five companies and added seven from our 2024 peer group. The Compensation and Leadership Committee determined to remove peer group companies as a result of restructuring, acquisition or a determination of that their size was too large relative to the Company’s current financial results. The Compensation and Leadership Committee added seven companies to the peer group companies primarily based on industry and size with a focus on ensuring that the added companies included an appropriate mix of larger and smaller peer group companies.

2025 Compensation

Provided below is a summary of the key elements of our 2025 compensation program for the NEOs.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals.	Reward team achievement against specific objective annual financial goals
Long-Term Incentives	Equity grants in 2025 consisted of: •Performance-based restricted stock units •Time-based restricted stock units	Reward for the creation of stockholder value, align the interests of the executives with those of our stockholders and retain the executives for the long-term
Other Compensation	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans and other customary employee benefits.	Provide an appropriate level of employee benefit plans and programs
Severance Benefits

General severance benefits are payable upon an NEO’s qualifying termination of employment as specified under the NEOs’ employment agreements.

Severance benefits payable in connection with a change in control require an NEO to incur a qualifying termination of employment within a specified period following a change of control. No excise tax gross-ups are provided.

Provide stability when there is a potential change in control or other possible termination situations and to enhance the Company’s ability to attract and retain executives
Other Policies	Stock Ownership Guideline policy, Clawback policy and Insider Trading policy, which includes anti-hedging and anti-pledging policies	Reflect risk-mitigating governance features and enhance alignment with stockholder interests

Specific compensation decisions made in 2025 are described below.

Base Salary. Base salaries for our named executive officers were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer group salary levels and other primarily subjective factors deemed relevant by our Compensation and Leadership Committee.

Base salaries are reviewed periodically by our Compensation and Leadership Committee and our Board and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. We believe the 2025 base salaries were within a market-competitive range compared to our peer group.

The base salaries of our NEOs in 2025 compared to 2024 as of the end of each fiscal year were as follows.

Name	2024 Base Salary	2025 Base Salary		Percentage Change
Thomas F. Lesinski	$925,000	$925,000		—%
Ronnie Y. Ng	$600,000	$600,000		—%
Catherine A. Sullivan	N/A	$650,000	(1)	N/A
Maria V. Woods	$425,000	$425,000		—%

(1) The actual salary paid to Ms. Sullivan was prorated for the time she served in her position.

Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals.

The Compensation and Leadership Committee set each NEO’s 2025 annual cash incentive target opportunity (expressed as a percentage of base salary) based on the NEO’s responsibility, experience and seniority, as well as peer group data.

We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. Payments of annual cash incentives are objectively calculated for each NEO based on the achievement of specific financial targets. The process for setting the financial targets for 2025, consistent with previous years, was part of the annual budget review and approval process.

Based on achieved performance against each financial goal, each NEO could earn between 0% and 200% of his or her target annual incentive. For 2025, the annual cash incentive was based on two financial metrics: (i) Total Consolidated Revenue, which accounts for 25% of the payout and (ii) Adjusted Operating Income before Depreciation and Amortization (“AOIBDA”), which accounts for 75% of the payout. These performance measures were selected because they are consistent with our primary measurement metrics and key performance indicators used to manage our business, determine how we are performing versus our internal goals and targets, and benchmark our performance in the marketplace in which we operate. These performance measures are non-GAAP measures, which are specifically defined in the “Performance Measures Used in Incentive Plans for Fiscal 2025” section below. Straight line interpolation is applied to performance between the levels shown and the actual payouts are described below (in millions).

Revenue Target		Revenue % of Target	Revenue Portion Payout	AOIBDA Target		AOIBDA % of Target	AOIBDA Portion Payout
	$323.0	120.0%	200.0%		$78.2	150.0%	200.0%
	$269.2	100.0%	100.0%		$52.1	100.0%	100.0%
	$201.9	75.0%	50.0%		$31.3	60.0%	50.0%
$	< 201.9	< 75.0%	0.0%	$	< 31.3	< 60.0%	0.0%

The Company achieved actual fiscal year 2025 Total Consolidated Revenue of $243.2 million and $39.1 million of AOIBDA. The achievement of each target resulted in a payout of 71.8% of target. Earned annual cash incentives were paid on February 19, 2026. See below for detail on the 2025 annual cash incentive payments to our NEOs:

		Annual Cash Incentive
Name		Target Award as a % of Salary	Total Actual Award as a % of Target Award	Total Award Amount
Thomas F. Lesinski		100.0%	71.8%	$664,150
Ronnie Y. Ng		80.0%	71.8%	$344,640
Catherine A. Sullivan	(1)	85.0%	71.8%	$—
Maria V. Woods		75.0%	71.8%	$228,863

(1)
The actual bonus paid to Ms. Sullivan is in accordance with her severance agreement and is included in her potential severance amount as further discussed under the 'Potential Payments Upon Termination or Change in Control' section below.

Long-Term Incentives (“LTI”). Our LTI awards are designed to align the interests of our executive officers with those of our stockholders and motivate our executive officers to create stockholder value. We granted awards under our stockholder approved equity incentive plan, the National CineMedia, Inc. 2020 Omnibus Incentive Plan which we refer to as the “Equity Incentive Plan.”

All grants under the Equity Incentive Plan to our named executive officers are approved by our Compensation and Leadership Committee generally in the first quarter of the fiscal year or at the anniversary of the hire date of the CEO, although grants could be made at any time at the discretion of our Board, generally related to promotions or other merit-related reasons.

For 2025, the Board, at the recommendation of the Compensation and Leadership Committee, approved the grant of PBRSUs and TBRSUs to each of the NEO's and also stock options for the CEO. This mix of equity awards was intended to promote each NEO’s alignment with stockholder interest, pay-for-performance, retention of executives and stock ownership. Each of the 2025 awards is described below:

•
2025 PBRSUs: The PBRSUs have a three-year performance period with one combined performance goal set at the grant date. The PBRSUs cliff vest at the end of the three-year performance period.
•
2025 TBRSUs: TBRSUs vest ratably over a three-year period.
•
Stock Options: Stock options vest ratably over a three-year period.

The 2025 grants of PBRSUs and TBRSUs align more closely with the Company’s historic practice as compared to the 2024 grants of PBRSUs and TBRSUs. The 2024 grants were designed to retain and motivate key members of management, taking into consideration the Chapter 11 Case, the lack of grants made in 2023, and the significant dilution of managements’ historical holdings following the reverse stock split on August 3, 2023.

2025 PBRSUs and TBRSUs. The Board approved the following PBRSUs and TBRSUs to Mr. Lesinski on May 5, 2025 and to Mr. Ng, Ms. Sullivan and Ms. Woods on May 1, 2025:

	2025 Restricted Stock Units (RSU) Awards (1)
	PBRSUs		TBRSUs		Total
Name	Target Grant Date Fair Value of Shares	Target Number of Shares Granted	Grant Date Fair Value of Shares	Number of Shares Granted	Total Grant Date Fair Value	Total Number of Target Shares Granted
Thomas F. Lesinski	$500,002	89,127	$500,002	89,127	$1,000,004	178,254
Ronnie Y. Ng	$350,001	61,947	$350,001	61,947	$700,002	123,894
Catherine A. Sullivan	$350,001	61,947	$350,001	61,947	$700,002	123,894
Maria V. Woods	$200,004	35,399	$199,999	35,398	$400,003	70,797

(1)
The PBRSUs and TBRSUs include the right to receive dividend equivalents, subject to vesting.

Stock Options. On May 5, 2025, the Board approved the grant of premium-priced stock options to Mr. Lesinski. The Board set the exercise price of the stock options at $35.00 when the closing price of Company shares was $5.61, in accordance with the terms of Mr. Lesinski's employment agreement.

	2025 Stock Option Awards
Name	Grant Date Fair Value of Options	Number of Options Granted (1)	Exercise Price	Closing Stock Price on Date of Grant
Thomas F. Lesinski	$—	250,000	$35.00	$5.61

Results for Performance-Based Restricted Stock Units with Measurement Periods Ended January 1, 2026.

2023 PBRSU. The metric for the portion of the 2023 PBRSUs related to the 2025 performance year was set on February 9, 2024 as a measure of Unlevered Free Cash Flow per Share, a non-GAAP measure which is defined and further described below. The minimum Unlevered Free Cash Flow per Share threshold is $0.60, which would result in a 50% payout, and the maximum Unlevered Free Cash Flow per Share threshold $1.00, as defined below, which will result in a 100% payout. Actual fiscal year 2025 performance results were achieved at 33.6% of the target, resulting in no shares vesting on March 2, 2026 for Mr. Lesinski.

2024 PBRSU. The 2024 PBRSUs were not typical of the Company’s historical grants under its long-term incentive plans and served different purposes in connection with the Company’s emergence from the Chapter 11 Case. On April 11, 2023, NCM LLC filed a voluntary petition for reorganization (“Chapter 11 Case”) with a prearranged Chapter 11 plan under Chapter 11 of Title 11 of the United States Code. NCM LLC’s emergence from the Chapter 11 Case is described in further detail in our Annual Report on Form 10-K. The 2024 PBRSUs were designed and approved by the Board following emergence, which included 6 directors that were nominated by the Company’s stockholders that were prepetition secured lenders, in consultation with the prepetition secured lenders. The 2024 PBRSUs were larger than typical PBRSU grants and set aggressive targets that were intended to align managements interests with stockholders. The metric for the portion of the 2024 Financial-based PBRSUs, as defined below, related to the 2025 performance year was set on February 9, 2024, with a measure of Unlevered Free Cash Flow per Share, a non-GAAP measure which is defined and further described below. For the Financial-based PBRSUs, the performance metric was set on February 9, 2024 and actual fiscal year 2025 performance results were achieved at 33.6% of the target, resulting in no shares vesting. The unvested shares could vest in part or in all if the minimum range of the TSV, a non-GAAP measure which is defined and further described below, is achieved prior to February 25, 2027. For the Market-based PBRSUs, the range of metrics was set on February 9, 2024, with a range of TSV. The minimum range was not achieved in 2024 or 2025. As such, there has been no vesting for this portion of the 2025 PBRSUs.

The following table shows the number of shares vested for Mr. Lesinski for the 2023 PBRSUs related to the 2025 performance year.

Name	Number of Shares Awarded in 2023	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	24,854	—

The following table shows the number of shares vested in March 2026 for Mr. Lesinski, Mr. Ng, Ms. Sullivan and Ms. Woods for the 2024 Financial-based PBRSUs related to the 2025 performance year. The unvested shares could vest in part or in all if the minimum range of the TSV, a non-GAAP measure which is defined and further described below, is achieved prior to February 25, 2027.

Name	Number of Shares Awarded in 2024	Total Number Vesting at End of Performance Period
Thomas F. Lesinski	172,566	—
Ronnie Y. Ng	86,284	—
Catherine A. Sullivan	10,603	—
Maria V. Woods	43,142	—

Stockholder Say-on-Pay Vote

In establishing and recommending 2025 compensation for the Company’s NEOs, our Compensation and Leadership Committee considered the results of the say-on-pay vote at the 2025 Annual Meeting of Stockholders. At that meeting, 59.6% of our stockholders approved the 2024 executive compensation program on an advisory basis. Following NCM LLC’s emergence from the Chapter 11 Case, the Company’s 2024 compensation program, including the 2024 TBRSU and PBRSU grants, was established following significant stockholder input. The Company believes the program is in the best interest of the Company’s stockholders.

As a result of the say-on-pay vote, the Company initiated a stockholder outreach to solicit feedback on our executive compensation program. The Company contacted shareholders holding approximately 76.1% of the Company’s outstanding shares, including each of the Company’s top 25 shareholders, and ultimately engaged with seven stockholders holding approximately 46.9% of the Company’s outstanding shares. The outreach included participation from the Company’s Board Chair and Compensation and Leadership Committee Chair. Stockholder feedback did not raise significant concerns with the Company’s compensation programs but did highlight the preference of prioritizing establishing 3-year performance targets using core operating performance targets instead of the one year performance targets utilized in the 2024 PBRSUs. The stockholders understood that the 2024 PBRSUs were granted in connection with the Chapter 11 Case by the Board following emergence, which included 6 directors that were appointed by the Company’s stockholders that were prepetition secured lenders, in consultation with the emergence stockholders and required the Company to achieve significant stretch results in order to fully vest. The feedback recommended avoiding off cycle awards and maintaining a regular cycle of performance grants.

The Company shared this stockholders feedback with the Board of Directors. Our Board of Directors appreciates stockholder feedback and will continue to take stockholder views into account when reviewing the compensation program throughout the year. The Company’s 2025 compensation program included several key changes in response to stockholder feedback. Grants of PBRSU’s for 2025 are subject to a 3-year cumulative free cash flow performance target, a metric the Company has used historically and is important to the Company's long-term strategy and creating value for shareholders. The Company expects to continue to utilize long-term cumulative performance targets in its compensation programs and does not currently expect to make grants similar to the emergence grants in the future.

Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan and paid time off.

We do not sponsor or maintain any qualified or non-qualified defined benefit plans, non-qualified defined contribution plans or other deferred compensation plans. Our Compensation and Leadership Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation and Leadership Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Performance Measures Used in Incentive Plans for Fiscal 2025. When setting performance goals under the Company’s incentive plans, our Compensation and Leadership Committee considers the Company’s past performance, business outlook and other corporate financial measures. Target performance levels are intended to be challenging but achievable. Goals above target are stretch goals and will require an increasingly challenging level of performance in order to be achieved. The Compensation and Leadership Committee prefers performance targets that require achievement over a multi-year period to incentivize performance throughout the entire period.

Presented below are definitions of performance measures used in our incentive plans. Our Compensation and Leadership Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.

Total Consolidated Revenue

Total Consolidated Revenue is used to determine achievement against performance bonus targets.

Adjusted OIBDA

AOIBDA is used to measure achievement against performance bonus targets and is a non-GAAP financial measure. AOIBDA is a key metric used by management to measure the Company’s operating performance. AOIBDA in 2025 represents operating income plus depreciation and amortization expense adjusted to also exclude non-cash share-based payment costs, impairments of long-lived assets, workforce reorganization costs, termination of the Regal ESA, system optimization costs, satellite transition costs, Spotlight acquisition and integration costs and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case. Please see our 2025 Annual Report on Form 10-K for further information on the Chapter 11 Case and the Cineworld Proceeding. While AOIBDA is a measure used to calculate our Free Cash Flow and Unlevered Free Cash Flow per Share, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. AOIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate AOIBDA differently than we do, this measure may not be comparable to similarly titled measures reported by other companies.

Free Cash Flow

Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether the PBRSU targets for the 2025 awards have been achieved. Free Cash Flow represents AOIBDA, less capital expenditures. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Unlevered Free Cash Flow per Share

Unlevered Free Cash Flow per Share is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether the Financial-based PBRSU targets for the 2024 awards have been achieved. Unlevered Free Cash Flow per Share represents AOIBDA, less cash taxes and capital expenditures, plus integration payments, divided by total shares outstanding. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Total Shareholder Value ("TSV")

TSV is a non-GAAP measure used by management to measure the Company’s share price in determining whether the Market-based PBRSU targets have been achieved. TSV represents the volume weighted average share price for the trailing 100 days plus the total value per share of any and all dividends paid to the Company's stockholders since August 7, 2023. This Non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP.

Other Policies

Adoption of Share Ownership Guidelines

The Company has the following share ownership guidelines for its executive officers and directors:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of three times base salary or 500,000 shares
President and Executive Vice Presidents	Lesser of one times base salary or 75,000 shares
Non-Employee Directors	Three times the annual cash retainer for non-employee independent directors

Our officers are expected to attain the minimum ownership level within five years of the individual's date of appointment and directors are expected to attain the minimum ownership level prior to August 7, 2028 (five years following NCM LLC's emergence from the Chapter 11 Case) or within five years of the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock, restricted stock units and in-the-money vested stock options. As of March 9, 2026, all executive officers and directors that met the tenure requirement are compliant with the share ownership guidelines.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in market value of Company stock.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. None of our officers or directors has taken any action in violation of this Company policy.

Clawback Policy

We have adopted an incentive compensation recoupment policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “Clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we must, subject to certain limited exceptions, recover any cash or equity incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

Equity Award Grant Practices

The Compensation and Leadership Committee approves all equity award grants to our NEOs on or before the grant date of the award. The Compensation and Leadership Committee’s historic practice is to review executive compensation annually and make awards as a part of a review of each executive’s overall compensation review. This process typically occurs in our first fiscal quarter, except when a contract renewal or contractual requirement occurs at a different time.

The Compensation and Leadership Committee does not have a practice of granting equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant date, vesting date, or known stock sale or option exercise date, and the Compensation and Leadership Committee does not coordinate the release of material non-public information with the grants of equity awards in a manner that would intentionally benefit our NEOs or otherwise for the purpose of affecting the value of executive compensation. During the 2025 fiscal year, our NEOs received only PBRSUs and TBRSUs, with stock options only granted to our CEO in accordance with his employment agreement.

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

The Compensation and Leadership Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation and Leadership Committee recommended that the Board of Directors include such disclosure for the fiscal year ended January 1, 2026 in NCM, Inc.’s Annual Report on Form 10-K and proxy statement filed with the SEC.

Compensation and Leadership Committee of National CineMedia, Inc.
Kelly Campbell Kotzman, Chair
Nicholas Bell
Joseph Marchese

EXECUTIVE COMPENSATION TABLES

FISCAL 2025 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Thomas F. Lesinski	2025	$960,577	$1,000,005	$—	$664,150	$28,166	$2,652,898
Chief Executive Officer	2024	$925,000	$7,510,860	$—	$1,136,825	$120,462	$9,693,147
	2023	$925,000	$852,320	$34,648	$925,000	$1,857,158	$4,594,126
Ronnie Y. Ng	2025	$623,077	$700,001	$—	$344,640	$6,710	$1,674,428
Chief Financial Officer	2024	$560,577	$3,642,502	$—	$527,126	$65,690	$4,795,895
	2023	$550,000	$6,317	$—	$412,500	$964,411	$1,933,228
Catherine A. Sullivan (5)	2025	$630,000	$700,001	$—	$—	$1,219,162	$2,549,163
President
Maria V. Woods (6)	2025	$441,346	$400,003	$—	$228,863	$7,367	$1,077,578
Executive Vice President	2024	$425,000	$1,821,256	$—	$391,744	$37,592	$2,675,592
and General Counsel

(1)
The Company's 2025 fiscal year included 53 weeks, which resulted in an additional payroll period.
(2)
The amounts represent the aggregate grant date fair value of the target level of stock awards and option awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, refer to Note 11—Share-based Compensation within the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2026, filed on February 26, 2026. Certain of the stock awards granted in 2025 are scheduled to vest based upon the achievement of performance conditions relating to “Free Cash Flow” at the end of a three-year measuring period. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant. Actual results could materially differ from this estimate. The maximum amounts payable for awards granted during fiscal 2025 assuming the highest level of performance can exceed the total amount granted. The table below includes the maximum amounts payable for awards granted during fiscal 2025 assuming the highest level of performance is achieved:

Name	Grant Date	Maximum Number of Shares Scheduled to Vest	Maximum Grant Date Fair Value (a)
Thomas F. Lesinski	5/5/2025	267,381	$1,500,006
Ronnie Y. Ng	5/1/2025	185,841	$1,400,004
Catherine A. Sullivan	5/1/2025	185,841	$1,400,004
Maria V. Woods	5/1/2025	106,196	$800,011

(a)
The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (120% achievement resulting in a 200% vesting for 2025 grants) for the performance-based restricted stock unit grants. The time-based restricted stock unit grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.

(3) The amounts represent the amounts earned for the Annual Cash Incentive for 2025, which were paid on February 19, 2026.

(4) The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2025 Summary Compensation Table above for fiscal 2025.

Name	Year	401(k) Employer Contribution	Term Life Insurance (a)	Disability Insurance (b)	Misc. (c)	Severance (d)	Total All Other Compensation
Thomas F. Lesinski	2025	$1,708	$9,847	$720	$15,891	$—	$28,166
Ronnie Y. Ng	2025	$3,915	$914	$720	$1,160	$—	$6,710
Catherine A. Sullivan	2025	$4,200	$4,386	$720	$7,356	$1,202,500	$1,219,162
Maria V. Woods	2025	$4,200	$1,786	$720	$660	$—	$7,367

(a)
Represents imputed income for term life insurance coverage.
(b)
Represents imputed income for long-term and short-term disability insurance coverage.
(c)
Represents taxable fringe benefits and allowances for Mr. Lesinski, Mr. Ng, Ms. Sullivan and Ms. Woods.
(d)
The severance balance will be paid out over twelve months subject to Ms. Sullivan's compliance with the conditions included in her severance agreement.

(5) Ms. Sullivan joined the Company in May of 2024 and was not subject to disclosure requirements for fiscal 2024. Amount for fiscal 2025 represents her prorated salary through her last day of employment with the Company on December 1, 2025.

(6) Ms. Woods was not subject to disclosure requirements for fiscal 2023.

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

The following table shows the awards granted to our NEOs for our 2025 fiscal year.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under-lying Options	Exercise of Base Price of Option	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)	Awards	(4)
Thomas F.	N/A	$462,500	$925,000	$1,850,000	—	—	—	—	—	—	$—
Lesinski	5/5/2025	$—	$—	$—	44,564	89,127	178,254	—	—	—	$500,002
	5/5/2025	$—	$—	$—	—	—	—	89,127	—	—	$500,002
	5/5/2025	$—	$—	$—	—	—	—	—	250,000	$35.00	$—
Ronnie Y.	N/A	$240,000	$480,000	$960,000	—	—	—	—	—	—	$—
Ng	5/1/2025	$—	$—	$—	30,974	61,947	123,894	—	—	—	$350,001
	5/1/2025	$—	$—	$—	—	—	—	61,947	—	—	$350,001
Catherine A.	N/A	$276,250	$552,500	$1,105,000	—	—	—	—	—	—	$—
Sullivan	5/1/2025	$—	$—	$—	30,974	61,947	123,894	—	—	—	$350,001
	5/1/2025	$—	$—	$—	—	—	—	61,947	—	—	$350,001
Maria V.	N/A	$159,375	$318,750	$637,500	—	—	—	—	—	—	$—
Woods	5/1/2025	$—	$—	$—	17,700	35,399	70,798	—	—	—	$200,004
	5/1/2025	$—	$—	$—	—	—	—	35,398	—	—	$199,999

(1)
Amounts represent potential cash bonus amounts if targets are achieved for 2025 performance for each NEO. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.
(2)
Represents PBRSU grants made in 2025 under the Equity Incentive Plan. The restricted stock unit awards provide that the award will accrue dividends payable subject to vesting, if applicable. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)
Represents TBRSU grants made in 2025 under the Equity Incentive Plan. TBRSUs vest ratably over a three-year period.
(4)
Grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718. While some of the 2025 restricted stock unit awards will only vest dependent upon actual achievement of predetermined targets, they are presented in the table based on target amounts. Refer to footnote (1) of our Summary Compensation Table for the maximum value of shares that could be earned.

Equity Incentive Plan Awards

During fiscal 2025, each of our NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT JANUARY 1, 2026

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)		Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Thomas F.	8/2/2019	65,019	—		$27.10	8/2/2029	—		$—	—		$—
Lesinski	7/29/2020	50,060	—		$27.10	7/29/2030	—		$—	—		$—
	8/4/2021	21,998	—		$30.90	8/4/2031	—		$—	—		$—
	8/1/2022	25,000	—		$15.80	8/1/2032	—		$—	—		$—
	8/1/2022	37,093	—		$35.00	8/1/2032	—		$—	—		$—
	7/31/2023	16,667	8,333	(3)	$35.00	7/31/2033	74,560	(5)	$290,038	74,560	(9)	$290,038
	2/9/2024	—	—		$—	—	413,334	(6)	$1,607,869	860,766	(10)	$3,348,380
	5/5/2025	—	250,000	(4)	$35.00	5/5/2035	89,127	(7)	$346,704	89,127	(11)	$346,704
Ronnie	9/27/2021	10,609	—		$38.00	9/27/2031	—		$—	—		$—
Y. Ng	2/9/2024	—	—		$—	—	206,667	(6)	$803,935	430,384	(10)	$1,674,194
	5/1/2025	—	—		$—	—	61,947	(8)	$240,974	61,947	(11)	$240,974
Catherine	5/15/2024	—	—		$—	—			$—	31,809	(10)	$123,737
A. Sullivan	5/1/2025	—	—		$—	—			$—	12,834	(11)	$49,924
Maria V.	2/9/2024	—	—		$—	—	103,334	(6)	$401,969	215,192	(10)	$837,097
Woods	5/1/2025	—	—		$—	—	35,398	(8)	$137,698	35,399	(11)	$137,702

(1)
Options generally expire 90 days from the term date if the NEO terminates employment. In the event of termination without cause, Mr. Lesinski’s options expire 180 days from the term date.
(2)
Amounts are based on $3.89 per share, the closing stock price on January 1, 2026 based on the target level of performance. The amounts for these awards are presented based on 100.0% of the fair market value on the date of grant.
(3)
The stock options vest 33.33% per year, with the first vesting occurring on July 31, 2024, subject to continuous service.
(4)
The stock options vest 33.33% per year, with the first vesting occurring on May 5, 2026, subject to continuous service.
(5)
The TBRSUs vest 33.33% per year, with the first vesting occurring on July 31, 2024, subject to continuous service.
(6)
The TBRSUs vest 30% at the end of 2024, 7.5% at the end of each quarter in 2025 and 10% at the end of each quarter in 2026, subject to continuous service.
(7)
The TBRSUs vest 33.33% per year, with the first vesting occurring on May 1, 2026, subject to continuous service.
(8)
The TBRSUs vest 33.33% per year, with the first vesting occurring on May 1, 2026, subject to continuous service.
(9)
The PBRSUs are scheduled to vest at the end of the three-year measuring period subject to achievement of the actual cumulative “Free Cash Flow” target for 2023 and "Unlevered Free Cash Flow per Share" target for 2024 and 2025 and continuous service. These figures assume 100% vesting of the restricted stock units prior to any modification.
(10)
One half of the PBRSUs are subject to achievement of market-based performance metrics, TSV, ("Market-based PBRSUs") at any point before December 31, 2026 and one half are subject to vest based on the achievement of specific Company financial performance metrics, unlevered free cash flow per share target for 2024, 2025 and 2026 ("Financial-based PBRSUs") and continuous service. Each of the three annual tranches vests five days after the Form 10K for the respective year has been filed subject to continuous service. These figures assume 100% vesting of the restricted stock units prior to any modification.
(11)
The PBRSUs are scheduled to vest 60 days after the end of the three-year measuring period, subject to achievement of the actual cumulative “Free Cash Flow” target for 2025, 2026 and 2027 and continuous services. These figures assume 100% vesting of the restricted stock units prior to any modification.

See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2025

The following table shows information regarding the vesting during fiscal 2025 of restricted stock unit awards granted to the NEOs. No options were exercised by any NEOs during fiscal 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas F. Lesinski	552,525	$3,019,213
Ronnie Y. Ng	223,543	$1,233,382
Catherine A. Sullivan	50,160	$244,729
Maria V. Woods	112,165	$616,694

(1)
Amounts are based on the closing stock price on the vesting date.

PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION

The Company does not provide any qualified or non-qualified defined benefit pension plan participation to its NEOs and none of our NEOs participated in a non-qualified deferred compensation arrangement in 2025 other than the Company’s 401(k) plan.

Subject to the terms and conditions set forth in the Company's 401(k) plan, each eligible participant may elect to contribute a portion of salary and non-equity incentive plan awards earned within their respective 401(k) plan. All of a participant’s contributions are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the Company makes available under the plans). A multitude of investment options are available under the plan. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Payments are typically made in a single lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth payments that would have been payable to our NEOs upon termination of their employment under their employment agreements, as amended, and under the Equity Incentive Plan if each of these circumstances described in the table had occurred on January 1, 2026. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides additional detail and definitions for the termination reasons, such as disability, cause and change in control, among others. Catherine A. Sullivan has been omitted from the table because she was not employed by the Company on January 1, 2026.

In connection with her separation from the Company effective December 1, 2025, the Company entered into a severance agreement with Ms. Sullivan. The severance agreement provides Ms. Sullivan with the opportunity to receive severance payments of: (a) $650,000 (representing 100% of her base salary) and (b) $552,500 (representing 100% of her target bonus), paid in equal installments over 12 months beginning in January 2026. As of her separation date, Ms. Sullivan was also eligible to continued vesting of 71,607 outstanding TBRSU and PBRSU awards based upon the future achievement of performance based targets and consistent with the original vesting timing. All payments and continued vesting are subject to her compliance with the terms of the severance agreement, including non-compete and non-disparagement obligations.

	Cash Severance (1) (2)	Medical Insurance (3)	Term Life Insurance (4)	Disability Insurance (4)	401(k) Employer Contribution	Value of Accelerated Equity Awards (5)	Total
Thomas F. Lesinski (a)
Without Cause or For Good Reason or Non-renewal by Company	$1,850,000	$22,212	$—	$—	$—	$1,813,370	$3,685,582
Without Cause or For Good Reason in connection with a Change of Control*	$3,700,000	$22,212	$—	$—	$—	$8,007,360	$11,729,572
Death	$—	$22,212	$—	$—	$—	$1,813,370	$1,835,582
Disability**	$462,500	$22,212	$9,847	$720	$—	$1,813,370	$2,308,649
Ronnie Y. Ng (b)
Without Cause or For Good Reason or Non-renewal by Company	$1,080,000	$27,257	$—	$—	$—	$750,879	$1,858,136
Without Cause or For Good Reason in connection with a Change of Control*	$1,080,000	$27,257	$—	$—	$—	$3,802,475	$4,909,732
Death	$—	$27,257	$—	$—	$—	$750,879	$778,136
Disability**	$300,000	$27,257	$914	$720	$—	$750,879	$1,079,770
Maria V. Woods (c)
Without Cause or For Good Reason or Non-renewal by Company	$743,750	$7,098	$—	$—	$—	$385,227	$1,136,075
Without Cause or For Good Reason in connection with a Change of Control*	$743,750	$7,098	$—	$—	$—	$1,353,810	$2,104,658
Death	$—	$—	$—	$—	$—	$385,227	$385,227
Disability**	$212,500	$—	$—	$—	$—	$385,227	$597,727

* A termination in connection with a change of control is defined as 12 months following the change of control within the respective employee agreements and 3 months prior to or one year following a change of control within the respective equity agreements.

** Net of amounts offset by disability insurance payments

(1)
If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the NEO's employment agreement, or the agreement is not renewed on substantially equal terms, the NEO will be entitled to severance for the period specified in the respective employment agreement. If the NEO’s employment terminates due to death, the NEO’s beneficiaries will receive the base salary paid through the end of the month of death. If Mr. Lesinski terminates his employment on account of his disability, in exchange for a release of claims against the Company, and only if he is not eligible to receive benefits following the termination date under the Company’s long-term disability plan, he will be entitled to 50% of his base salary. If Mr. Ng or Ms. Woods terminates employment on account of his or her disability, in exchange for a release of claims against the Company, he or she will be entitled to 50% of his or her then base salary, offset by any disability benefits provided under a Company sponsored benefit arrangement.
(a)
Mr. Lesinski's cash severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on January 1, 2026 paid over 12 months. In the event of termination in connection with a Change in Control, Mr. Lesinski’s cash severance payment represents 200% of his base salary, plus 200% of his target bonus based on his salary in effect on January 1, 2026 paid over 12 months.
(b)
Mr. Ng’s cash severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on January 1, 2026 paid over 12 months.
(c)
Ms. Woods’ cash severance represents 100% of her base salary, plus 100% of her target bonus based on her base salary in effect on January 1, 2026 paid over 12 months.
(2)
If the employment of Mr. Lesinski, Mr. Ng or Ms. Woods is terminated by NCM, Inc. for any reason, the respective NEO is entitled to any annual, long-term or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation.
(3)
If the employment of Mr. Lesinski, Mr. Ng or Ms. Woods is terminated by NCM, Inc. for reasons other than death or cause, or he or she resigns for good reason, as defined in the respective NEO's employment agreement, the applicable NEO is entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA. The amount for Mr. Lesinski, Mr. Ng and Ms. Woods represents an amount equal to 100% of the premium costs for a 12-month period.

(4)
If the employment of Mr. Ng is terminated by NCM, Inc. on account of disability, he is entitled to receive an amount equal to the cost of obtaining individual benefits equivalent to the NCM, Inc. employee benefit plan or program that he was participating in on the effective date of the termination for a period of up to one year.
(5)
Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the Equity Incentive Plan and each NEO’s employment agreement, the NEO’s employment is terminated without cause or by the NEO for good reason, both as defined in the Equity Incentive Plan and each NEO’s employment agreement, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Pursuant to the restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a prorated amount of TBRSUs and PBRSUs equivalent to time employed during the vesting period. Pursuant to the 2024 restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, or for good reason, each NEO would be entitled to retain the target number of RSUs equal to the pro rata number of RSUs that are targeted to vest at the end of the tranche of the Financial-Based metrics, and in the case of termination for any other reason each NEO would retain a prorated amount of TBRSUs and PBRSUs equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRSUs and upon the achievement of performance conditions in the case of PBRSUs. Pursuant to the 2025 restricted stock unit agreements, in the case of involuntary terminations without cause, death and disability, or for good reason, each NEO would be entitled to retain the number of RSUs equal to the pro rata number of RSUs that are targeted to vest. Amounts are based on the closing stock price, $3.89 per share, on January 1, 2026. Pursuant to the stock option agreements, in the case of involuntary terminations without cause, Mr. Ng’s vested stock options would expire after 90 days and Mr. Lesinski’s vested stock options would expire after 180 days. Vested stock options would expire after twelve months in the case of death or disability for either NEO. Mr. Lesinski’s and Mr. Ng’s unvested options would be forfeited on the termination date in the case of death or disability but will vest equal to the portion of the vesting period they served in their respective roles in the case of termination without cause.

EMPLOYMENT AGREEMENTS

The following provides a discussion of the material terms of the employment agreements between NCM, Inc. and each of our NEOs. Our Compensation and Leadership Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Thomas F. Lesinski

Mr. Lesinski’s employment agreement was amended on December 22, 2025 and provides that he will serve as Chief Executive Officer of NCM, Inc. The amended employment agreement became effective January 1, 2026 and shall expire on the earlier of (i) December 31, 2028 or (ii) the termination of Mr. Lesinski's employment under the agreement. The amended employment agreement provides for an annual base salary of $1,000,000. In addition to base salary, Mr. Lesinski is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 100% of base salary. Mr. Lesinski shall also have the opportunity to receive long-term incentive awards each year during the term with an annual grant date fair value of at least $1,000,000, in such amounts and pursuant to such terms as may be determined in the sole discretion of the Compensation and Leadership Committee and approved by the Board, subject to limitations in the amended employment agreement related to the mix of equity awards.

If Mr. Lesinski's employment is involuntarily terminated by the Company, he will receive an amount equal to 150% of his annual base salary plus 150% of his target bonus. If Mr. Lesinski's employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 200% of his target bonus. These terminations are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Mr. Lesinski an amount equal to 100% of the monthly premium paid by Mr. Lesinski for COBRA coverage under the Company’s group health and dental plans. Under the agreement, Mr. Lesinski has agreed not to compete with or solicit any of the employees, officers or agents of NCM, Inc. or any of its affiliates or subsidiaries during his employment and for one year thereafter and not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ronnie Y. Ng

Mr. Ng’s employment agreement was amended on September 5, 2024 and provides that he will serve as Chief Financial Officer of NCM, Inc. The amended employment agreement became effective September 27, 2024 and shall expire on the earlier of (i) September 26, 2027 or (ii) the termination of Mr. Ng's employment under the agreement. Our Compensation and Leadership Committee set Mr. Ng’s base salary at $600,000. In addition to base salary, Mr. Ng is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 80% of base salary. Mr. Ng shall also have the opportunity to receive long-term incentive awards as determined by our Compensation and Leadership Committee.

If Mr. Ng’s employment is involuntarily terminated by the Company, he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. If Mr. Ng’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. These termination payments are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Mr. Ng an amount equal to 100% of the monthly premium paid by Mr. Ng for COBRA coverage under the Company’s group health and dental plans. Under the agreement, Mr. Ng has agreed not to compete with or solicit any of the employees, officers or agents of NCM, Inc. or any of its affiliates or subsidiaries during his employment and for one year thereafter and not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Catherine A. Sullivan

Prior to Ms. Sullivan's departure in December 2025, Ms. Sullivan served as President – Sales, Marketing & Partnerships since May 16, 2024. Ms. Sullivan’s employment agreement provides that she will serve as President – Sales, Marketing & Partnerships of NCM, Inc. Ms. Sullivan's employment agreement was effective May 16, 2024 and originally expired on December 31, 2027. Our Compensation and Leadership Committee set Ms. Sullivan’s base salary at $650,000 for 2025. In addition to base salary, Ms. Sullivan was eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 85% of base salary. Ms. Sullivan also had the opportunity to receive long-term incentive awards as determined by our Compensation and Leadership Committee.

Under the employment agreement, Ms. Sullivan agreed not to compete with or solicit any of the employees, officers or agents of NCM, Inc. or any of its affiliates or subsidiaries during her employment and for so long as she is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), and not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.

Maria V. Woods

Ms. Woods’ employment agreement was amended on December 22, 2025 and provides that she will serve as Chief Legal Officer and Secretary of NCM, Inc. The amended employment agreement became effective December 31, 2025 and shall expire on the earlier of (i) December 31, 2028 or (ii) the termination of Ms. Woods’ employment under the agreement. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation and Leadership Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation and Leadership Committee. Our Compensation and Leadership Committee set Ms. Woods’ base salary at $485,000 for 2026. In addition to base salary, Ms. Woods is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation and Leadership Committee at a target of 75% of base salary. Ms. Woods shall also have the opportunity to receive long-term incentive awards as determined by our Compensation and Leadership Committee.

If Ms. Woods' employment is involuntarily terminated by the Company, she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus. If Ms. Woods’ employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus. These termination payments are payable in equal installments over a 12-month period beginning on the first payroll that occurs after the 55th day following the effective date of such termination. For up to 12 months following any such termination of employment, the Company will pay Ms. Woods an amount equal to 100% of the monthly premium paid by Ms. Woods for COBRA coverage under the Company’s group health and dental plans. Under the agreement, Ms. Woods has agreed not to compete with or solicit any of the employees, officers or agents of NCM, Inc. or any of its affiliates or subsidiaries during her employment and for one year thereafter, and not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.

CEO PAY RATIO

The CEO’s 2025 total annual compensation of $2.6 million is approximately 13 times the median employee’s 2025 total annual compensation of $0.2 million. The CEO's 2025 total annual compensation was based on Mr. Lesinski's 2025 compensation. In accordance with the SEC’s disclosure rules, we utilized a median employee identified from our 2024 analysis in our 2025 compensation ratio calculation. We do not believe there were any changes in our employee population or compensation arrangements in 2025 that would significantly impact our compensation ratio disclosure. The median employee was selected utilizing 2024 taxable wages excluding the CEO, and the total annual compensation for this employee was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table, utilizing data as of December 26, 2024. The analysis included full-time and part-time employees who were employed by NCM LLC as of December 26, 2024. Compensation information for employees hired during 2024 was annualized and included in the median employee analysis.

Name and Principal Position	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
CEO	$960,577	$1,000,005	$—	$664,150	$28,166		$2,652,898
Median Employee	$103,846	$—	$—	$64,828	$2,256	(1)	$170,930

(1)
Represents imputed income for term life insurance coverage, matching contributions made pursuant to NCM LLC’s defined contribution 401(k) plan and imputed income for long-term and short-term disability insurance coverage.

2025 PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure for its five most recent fiscal years. The Board and the Compensation and Leadership Committee did not consider the pay versus performance disclosure below in making their pay decisions for any of the years presented. See “Compensation Discussion and Analysis” for information about the decisions made by the Board and the Compensation and Leadership Committee with respect to NEO compensation for the years discussed.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (1,2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return	Value of Initial Fixed $100 Investment Based on: Peer Group TSR (3)	Net Income (Loss) (in $ millions)	Company Selected Measure: Revenue (4)
2025	$2,652,898	$(3,502,544)	$1,767,056	$79,896	$11.1	$126.3	$(10.6)	$243.2
2024	$9,693,147	$11,157,560	$3,348,770	$2,840,412	$18.7	$102.6	$(22.4)	$240.8
2023	$4,594,126	$4,901,525	$1,969,312	$2,004,290	$12.0	$111.5	$705.2	$165.2
2022	$2,571,657	$706,164	$1,391,152	$1,370,708	$9.7	$98.7	$(28.8)	$249.2
2021	$2,666,046	$1,410,047	$874,604	$563,615	$81.7	$136.6	$(48.7)	$114.6

(1)
The below adjustments were made to the Summary Compensation Table amounts to determine compensation actually paid to the PEO and the Non-PEO NEOs.

	2025
Adjustments	PEO	Average non- PEO NEOs
Deduction for amounts reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for applicable FY	$(1,000,005)	$(600,002)
Increased based on ASC 718 fair value of awards granted during the applicable FY that remain outstanding and unvested as of applicable FY end, determined as of applicable FY end	$520,056	$309,824
Increase/deduction for awards granted during the prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$—	$—
Increase/deduction for awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in ASC 718 fair value from prior FY end to applicable FY end	$(4,965,511)	$(1,228,334)
Increase/deduction for awards granted during the prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$(704,806)	$(168,648)
Deduction of ASC 718 fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	$(5,176)	$—
Total Adjustments	$(6,155,442)	$(1,687,160)

(2) In 2025, the Non-PEO NEOs consisted of Mr. Ng, Ms. Sullivan and Ms. Woods. In 2024, the Non-PEO NEOs consisted of Scott Felenstein, the former President, Mr. Ng and Ms. Woods. In 2023 and 2022, the Non-PEO NEOs consisted of Messrs. Felenstein and Ng. In 2021, the Non-PEO NEOs consisted of Messrs. Felenstein and Ng, Clifford E. Marks, the former President and Sarah Hilty, the former EVP, General Counsel and Secretary.

(3) Peer Group TSR for each of fiscal years 2021, 2022, 2023, 2024 and 2025 was calculated using the fiscal 2025 general industry peer group identified in "Compensation, Discussion & Analysis".

(4) The Company Selected Measure is Total Consolidated Revenue, as defined in "Compensation, Discussion & Analysis". The Company determined Total Consolidated Revenue to be the most important financial performance measure used to link Company performance to PEO and Non-PEO NEO compensation, as required pursuant to Item 402(v) of Regulation S-K, for fiscal year 2025. This performance measure may not have been the most important financial performance measure for prior fiscal years, and we may determine a different financial performance measure to be the most important financial performance measure in future years. The Company has also identified the following four financial performance measures, that in the Company's assessment, represent the most important performance measures used to link compensation for our NEOs to Company performance in fiscal 2025, as defined above:

o
AOIBDA
o
Free Cash Flow
o
Unlevered Free Cash Flow per Share
o
Total Shareholder Value

The Compensation Actually Paid to the PEO and the Average Compensation Actually Paid to Non-PEO NEOs decreased substantially due to the decrease in the fair value of the market based PBRSUs and the decrease in the projected vesting percentage for the PBRSUs, as well as the decrease in the stock price during 2025.

The Compensation Actually Paid to the PEO increased 127.6% and the Average Compensation Actually Paid to Non-PEO NEOs increased 41.7%, respectively from 2023 to 2024. The increase in Compensation Actually Paid to the PEO is primarily driven by the increase in stock-based compensation following the grant of a management equity incentive plan at the beginning of 2024, as well as an increase in the stock price year over year, as reflected in the TSR increase of 55.8%, despite a Peer Group TSR decrease of 8.0%. Net Loss decreased year over year by 103.2% from 2023 to 2024, primarily due to one-time gains in 2023 related to the Chapter 11 Case recognized, while Revenue increase by 45.8%. The increase in Average Compensation Actually Paid to Non-PEO NEOs was also primarily driven by the increase in stock-based compensation following the grant of a management equity incentive plan at the beginning of 2024 as well as an increase in the stock price year over year. The increase in Average Compensation Actually Paid to Non-PEO NEOs is less than the increase in Average Compensation Actually Paid to the PEO due to forfeitures of 2024 stock awards upon the departure of one Non-PEO NEO during the year.

From 2022 to 2023, Compensation Actually Paid to the PEO increased 594.1% and the Average Compensation Actually Paid to Non-PEO NEOs increased 46.2%, respectively. The increase in Compensation Actually Paid to the PEO is primarily driven by the one-time payments related to a retention program implemented during the Chapter 11 Proceeding to retain key members of the Company’s executive management and an increase in the stock price year over year, as reflected in the NCM TSR increase of 23.7%, reinforced by a Peer Group TSR increase of 13.0%, and Net Income increased year over year by 2548.6% from 2022 to 2023, even though revenue decreased by 33.7%. The increase in Average Compensation Actually Paid to Non-PEO NEOs was primarily driven by the one-time payments related to a retention program implemented during the Chapter 11 Proceeding to retain key members of the Company’s executive management.

The Compensation Actually Paid to the PEO decreased 49.9% and the Average Compensation Actually Paid to Non-PEO NEOs increased 143.2%, respectively from 2021 to 2022. The decline in Compensation Actually Paid to the PEO is primarily driven by the significant decline in the stock price year over year, as reflected in the NCM TSR decrease of 88.1%, reinforced by a Peer Group TSR decrease of 27.8% for 2022. This decrease in Compensation Actually Paid is offset by the improvement within Net Loss year over year of 40.9% and Revenue increase of 117.5% and recognized the efforts of management to successfully weather the extended effects of the COVID-19 pandemic, in spite of the continued headwinds experienced in 2022 related in part to slower than anticipated return of theater attendance and a delay in major motion picture releases. The increase in Average Compensation Actually Paid to Non-PEO NEOs was primarily driven by a change the tenure served by each Non-PEO NEO in 2021, with Mr. Marks, Ms. Hilty and Mr. Ng only serving in their roles for a portion of the year, compared to 2022 when all Non-PEO NEOs served for the full year. Our compensation program is grounded in a pay-for-performance philosophy and designed with equity and cash incentive as a significant component of compensation. A key purpose of executive compensation is to attract, retain, motivate and reward talented executives. However, the severe and continuing effects of the COVID-19 pandemic have dramatically impacted the Company’s financial performance and the price of the Company’s common stock for reasons unrelated to the performance by our management and employees in managing the Company’s business and preserving stockholder value. The Company’s financial performance and the significant decline in its common stock price reflect, among other matters, the temporary closure of a significant portion of the theaters in the Company’s network in compliance with local, state and federal governmental restrictions during 2020 and 2021, and the resulting cessation of substantially all the Company’s revenue generating activities for significant periods of 2020 and 2021; significantly reduced attendance levels as theaters reopened from the beginning of the pandemic and through 2022; delays of major new film releases and releases directly to the home video and streaming channel through 2022; the resulting impact on the Company’s liquidity and founding member’s liquidity; and most recently, the result of the negotiations between the Company and Regal as part of the Cineworld Proceeding.

Our compensation program is grounded in a pay-for-performance philosophy and designed with equity and cash incentive as a significant component of compensation. A key purpose of executive compensation is to attract, retain, motivate and reward talented executives.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Directors

For our 2025 fiscal year, the base retainers and meeting fees for our directors, who were not our employees or employees of Blantyre Capital (“non-employee directors”), are as follows.

$80,000 per annum	Cash retainer for non-employee director
$100,000 per annum	Additional retainer for serving as Non-Employee Chair
$30,000 per annum	Additional retainer for serving as Chair of the Audit Committee
$20,000 per annum	Additional retainer for serving as Chair of the Compensation and Leadership Committee
$20,000 per annum	Additional retainer for serving as Chair of the Nominating and Governance Committee
$15,000 per annum	Additional retainer for serving as a member of the Audit Committee
$10,000 per annum	Additional retainer for serving as a member of the Compensation and Leadership Committee
$10,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee

Non-Employee Chairman Cash Retainers. The compensation for the non-employee chair is inclusive of all committee chair and member fees and was reviewed by the Nominating and Governance Committee, with the assistance of Meridian, and approved by the Board.

Restricted Stock Units. During 2025, non-employee directors received a $120,000 restricted stock unit grant that will vest one year from the grant date. Directors may elect to receive restricted stock units in lieu of all or a portion of the annual cash retainer upon the same terms as the annual restricted stock unit grant.

We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.

Employee Directors

Our employees who also served as directors did not receive any additional compensation from us for their service as our directors or members or chairs of committees.

FISCAL 2025 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All Other Compensation	Total
Bernadette Aulestia (3)	$32,692	(6)	$60,003	$—	$92,695
Nicholas Bell	$103,269	(6,7)	$120,000	$—	$223,269
Kelly Campbell Kotzman (5)	$71,264		$120,000	$—	$191,264
David Glazek	$183,643	(6,7)	$120,000	$—	$303,643
Juliana F. Hill	$118,269	(6,7)	$120,000	$—	$238,269
Nathan Lane	$15,299	(8)	$200,000	$—	$215,299
Jean-Philippe Maheu (3)	$31,442	(3,6)	$60,003	$—	$91,445
Joseph Marchese	$96,330	(7)	$120,000	$—	$216,330
Lauren Zalaznick (4)	$52,692		$60,003	$—	$112,695

(1)
The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2025 Director Compensation Table above. All of the Fees Earned or Paid in Cash shown above reflect the prorated amounts paid for any amounts paid following any changes in positions.

Name	Annual Retainer	Committee Chair Retainer	Committee Member Retainer	Total
Bernadette Aulestia (3, 6)	$27,692	$5,000	$—	$32,692
Nicholas Bell (6)	$80,000	$13,269	$10,000	$103,269
Kelly Campbell Kotzman (5)	$52,308	$5,000	$13,956	$71,264
David Glazek (7)	$80,000	$101,143	$2,500	$183,643
Juliana F. Hill (6)	$80,000	$30,000	$8,269	$118,269
Nathan Lane (8)	$—	$—	$15,299	$15,299
Jean-Philippe Maheu (3, 6)	$27,692	$—	$3,750	$31,442
Joseph Marchese	$80,000	$—	$16,330	$96,330
Lauren Zalaznick (4)	$27,692	$25,000	$—	$52,692

(2)
The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2026, filed on February 26, 2026.
(3)
Ms. Aulestia and Mr. Maheu served as chair of the Compensation and Leadership Committee and member of the Audit Committee, respectively, until February 27, 2025 and as members of the Board until the 2025 Annual Stockholder's Meeting on May 7, 2025. Their compensation was prorated for the time served in each position.
(4)
Ms. Zalaznick served as the Chair of the Board until February 27, 2025 and a member of the Board until the 2025 Annual Stockholder's Meeting on May 7, 2025. Her compensation was prorated for the time served in each position.

(5)
Ms. Campbell Kotzman served on the Board and Audit Committee upon election at the 2025 Annual Stockholder's Meeting on May 7, 2025 and as the chair of the Compensation and Leadership Committee since September 26, 2025. Her compensation was prorated for the time served as chair of the Compensation and Leadership Committee.
(6)
Ms. Aulestia, Mr. Bell, Mr. Glazek, Ms. Hill and Mr. Maheu elected to receive 20% of their Q4 2024 quarterly stock grant in cash.
(7)
Mr. Bell, Mr. Glazek, Ms. Hill and Mr. Marchese elected to receive 40% of their 2025 stock grant in cash.
(8)
Mr. Lane served on the Board and Audit Committee until October 21, 2025 and the Nomination and Governance Committee from February 27, 2025 until October 21, 2025. His compensation was prorated for the time served in each position.

The awards are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2025 Director Compensation Table above and outstanding stock awards at January 1, 2026.

	Fiscal 2025 Grants				Outstanding Equity Awards at January 1, 2026
Name	Grant Date	Number of RSUs	Grant Date Fair Value of Stock Awards		Number of RSUs That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)
Nicholas Bell	—	—	—	(2)	28,450	$110,671
David Glazek	—	—	—	(2)	28,450	$110,671
Juliana F. Hill	—	—	—	(2)	28,450	$110,671
Joseph Marchese	—	—	—	(2)	28,450	$110,671
Nicholas Bell	2/27/2025	18,210	$120,004	(3)	18,210	$70,837
Kelly Campbell Kotzman	5/1/2025	14,026	$79,247	(3)	14,026	$54,561
David Glazek	2/27/2025	18,210	$120,004	(3)	18,210	$70,837
Juliana F. Hill	2/27/2025	18,210	$120,004	(3)	18,210	$70,837
Nathan Lane	2/27/2025	18,210	$200,007	(3)	—	$—
Joseph Marchese	2/27/2025	18,210	$120,004	(3)	18,210	$70,837
Bernadette Aulestia	3/14/2025	6,756	$40,198	(4)	—	$—
Nicholas Bell	3/14/2025	6,756	$40,198	(4)	—	$—
David Glazek	3/14/2025	6,756	$40,198	(4)	—	$—
Juliana F. Hill	3/14/2025	6,756	$40,198	(4)	—	$—
Nathan Lane	3/14/2025	8,445	$50,248	(4)	—	$—
Joseph Marchese	3/14/2025	8,445	$50,248	(4)	—	$—
Jean-Philippe Maheu	3/14/2025	6,756	$40,198	(4)	—	$—
Lauren Zalaznick	3/14/2025	8,445	$50,248	(4)	—	$—

(1)
Amounts are based on the closing stock price, $3.89 per share, on January 1, 2026.
(2)
This award was granted on August 18, 2023 and will vest on August 18, 2027. Sales of shares of common stock issued pursuant to this award are subject to transfer restrictions until six months after the director's departure from the Company.
(3)
Calculated in accordance with ASC Topic 718 and based on a stock price of $5.95 for all directors other than Ms. Campbell Kotzman, which utilized the share price of $5.65.
(4)
This award vested on the date of the 2025 Annual Stockholders Meeting, May 7, 2025. The value of the shares represents the quarterly retainer for the fourth quarter of 2024. The number of shares was determined by utilizing the weighted average closing price of the five days before and five days after the respective quarterly earnings release.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of January 1, 2026, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	5,440,529	(1)	$38.63	(2)	4,594,395	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	5,440,529		$38.63		4,594,395

(1)
Includes shares of common stock issuable upon the exercise or settlement of 484,779 outstanding stock option grants and 4,955,750 restricted stock units. The 2025 PBRSU grant could result in no shares issued based on performance.
(2)
Restricted stock units are excluded as there is no exercise price for these awards.
(3)
Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan was approved by our stockholders on April 28, 2020, with additional shares authorized for issuance under the Equity Incentive Plan approved on May 4, 2022 and on November 2, 2023.

PROPOSAL NO. 2:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on a non-binding, advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. Our Board of Directors encourages stockholders to consider the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.

Our Compensation and Leadership Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2025 approximately 47.9% of total compensation, assuming the target is fully achieved), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance Alignment”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation and Leadership Committee. Our Compensation and Leadership Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.

Although your approval is advisory and not binding on either our Board of Directors or the Company, our Compensation and Leadership Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting asking stockholders to ratify the appointment by our Audit Committee of the firm Grant Thornton LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2026, and to perform other approved accounting services.

Ratification by our stockholders of the selection of Grant Thornton LLP as our independent auditors is not required by applicable law, our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Grant Thornton LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton LLP as our independent auditors, our Audit Committee will reconsider whether to retain Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Grant Thornton LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

We paid Grant Thornton LLP, the Company's independent registered public accounting firm for fiscal year 2025 and 2024, the following amounts:

	2025	2024
Audit Fees (1)	$1,017,590	$922,449
Audit Related Fees	—	—
Total Audit and Related Fees	1,017,590	922,449
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,017,590	$922,449

(1)
In 2025 and 2024, audit fees primarily consisted of fees incurred for the audit of the annual financial statements and review of financials included in the Form 10-Qs. The fees also included $25,000 and $0, respectively, of fees for the issuance of consents and other procedures in connection with registration statement filings and other finance transactions.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee Charter has delegated authority to the Audit Committee chair to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve Proposal No. 3.

Recommendation

Our Board of Directors recommends that stockholders vote FOR Proposal No. 3.

AUDIT COMMITTEE REPORT

The charter of our Audit Committee specifies that the purpose of the Audit Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•
maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
•
the independent auditor’s qualifications and independence;
•
the performance of our internal audit function and independent auditor; and
•
confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended January 1, 2026 with management and discussed those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as all other matters required to be discussed with Grant Thornton LLP, our independent registered public accounting firm for fiscal year ended January 1, 2026. Our Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Grant Thornton LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended January 1, 2026 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
Juliana F. Hill, Chair
Kelly Campbell Kotzman
Joseph Marchese

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The percentage of beneficial ownership for NCM, Inc. is based on 93,280,419 shares of common stock outstanding as of March 9, 2026. Unless indicated below, the address of each individual listed below is 6300 S Syracuse Way, Suite 300, Centennial, CO 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2026, by:

•
each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•
each of our NEOs;
•
each of our directors and nominees for director; and
•
all current directors and executive officers as a group.

The calculation of beneficial ownership is made in accordance with SEC rules. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which the person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of an equity award, without regard to whether such right expires before the expiration of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, each of such persons will be deemed the beneficial owners of those securities.

The percentage of beneficial ownership of any person as of March 9, 2026 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person—which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 9, 2026—by the sum of (i) the number of shares outstanding as of March 9, 2026 plus (ii) the number of shares as to which such person (but no other person) has the right to acquire voting or investment power as of or within 60 days after March 9, 2026. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	Rights to Acquire Shares (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Blantyre Capital Limited and affiliates (2)	27,144,369	—	29.1%
Orbis Investment Management LTD (3)	9,523,889	—	10.2%
BlackRock, Inc. (4)	5,695,686	—	6.1%
Directors and Executive Officers
Thomas F. Lesinski	520,397	348,879	*
Catherine A. Sullivan (5)	25,737	—	*
Ronnie Y. Ng	177,717	82,924	*
Maria V. Woods	129,330	37,632	*
David E. Glazek	61,720	—	*
Nicholas Bell	69,186	—	*
Kelly Campbell Kotzman	14,026	—	*
Juliana Hill	58,575	—	*
Joseph Marchese	70,875	—	*
Simon Mullaly	—	—	*
Mark Sadie	—	—	*
All current directors and executive officers as a group (10 persons)	1,127,563	469,435	1.7%

* Less than one percent

(1)
Reflects the number of shares of NCM, Inc. common stock that can be acquired as of March 9, 2026 or within 60 days thereafter through the exercise of stock options or settlement of PBRSUs or TBRSUs. These shares are excluded from the column headed “Shares of NCM, Inc. Common Stock” but are included in the ownership percentages reported in the column headed “Percent of NCM, Inc. Common Stock.”
(2)
Based on information contained in the Schedule 13D/A filed on September 25, 2025 by Mubashir Mukadam; Blantyre Mulanje II GP Limited; Blantyre Fund II (GP) Limited; Blantyre Fund III (GP) Limited; Blantyre Capital Limited; Blantyre Mulanje II DAC; BSSF II Ireland DAC; BSSF III DAC; Blantyre Mulanje III GP Limited; Blantyre Capital ICAV. Mr. Mukadam controls, either directly or indirectly, each of the other reporting persons, and has shared voting and dispositive power of all 27,144,639 shares beneficially owned. The address of each of Mr. Mukadam, Blantyre Mulanje II GP Limited, Blantyre Fund II (GP) Limited, Blantyre Fund III (GP) Limited, Blantyre Capital Limited and Blantyre Mulanje III GP Limited is 52 Jermyn Street, London, SW1Y 6LX, United Kingdom. The address of each of Blantyre Mulanje II DAC, BSSF II Ireland DAC, BSSF III DAC and Blantyre Capital ICAV is 55 Charlemont Place, Dublin D02 F985, Ireland.
(3)
Based on information contained in the Schedule 13G/A filed on February 17, 2026 by Orbis Investment Management LTD and Allan Gray Australia Pty Ltd. The address of Orbis Investment Management LTD is Orbis House, 25 Front Street, Hamilton, Bermuda HM11 and the address of Allan Gray Australia Pty Ltd is Level 2, Challis House, 4 Martin Place, Sydney NSW2000, Australia.
(4)
Based on information contained in the Schedule 13G filed on November 8, 2024 by BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(5)
The beneficial ownership information for Ms. Sullivan represents her holdings as of her last day of employment with the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

NCM, Inc., a Delaware corporation, was organized on October 5, 2006 and began operations on February 13, 2007 upon completion of its IPO. NCM, Inc. is a holding company that manages its consolidated subsidiary, NCM LLC. NCM, Inc. has no business operations or material assets other than its cash and ownership interest of 100% of the common membership units in NCM LLC as of January 1, 2026.

Transactions with NCM LLC

NCM LLC Operating Agreement

NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should AMC, Cinemark and/or Regal desire to exercise its option to redeem common membership units), and on January 23, 2019 (to update the member’s rights following changes within the tax partnership rules). Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the NCM LLC Operating Agreement. Pursuant to the AMC Termination Agreement, effective on July 1, 2025, AMC is no longer a party to the NCM LLC Operating Agreement. Certain basic terms of the restated operating agreement are as follows:

Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.

Issuance of Units upon Exercise or Vesting of Equity Compensation. We will have the right to acquire from NCM LLC a number of common units equal to the number of our shares issued in connection with the exercise of options or vesting of other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we receive for the shares issued on exercise of options or vesting of other types of equity compensation. In 2025 and 2024, we acquired 1,683,554 and 1,443,443 units, respectively, due to vesting of restricted stock units.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly.

Positive available cash distributions generated by NCM LLC to NCM, Inc. for the third and fourth quarters of 2025 totaled $37.9 million and for the second, third and fourth quarter of 2024 totaled $36.4 million. The Company generated negative available cash for the first and second quarter of 2025 of $17.1 million, and the Company generated negative available cash for the first quarter of 2024 of $10.2 million. The positive available cash generated by NCM LLC for the second quarter of 2024, of $1.3 million, was completely offset against the accumulated negative available cash amounts generated in prior years in accordance with the terms of the NCM LLC Operating Agreement. These amounts can only be offset against positive available cash within the second quarter of future years.

Pursuant to the Regal Termination Agreement, effective on July 14, 2023, Regal is no longer a party to the NCM LLC Operating Agreement. Pursuant to the AMC Termination Agreement, effective on July 1, 2025, AMC is no longer a party to the NCM LLC Operating Agreement. Cinemark’s ownership, as of January 1, 2026, could be as high as 4.7% of NCM, Inc. and 0.0% of NCM LLC, and Cinemark is not considered a related party for the year ended January 1, 2026.

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, general counsel and other top executives. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan, the National CineMedia, Inc. 2016 Equity Incentive Plan and the National CineMedia, Inc. 2020 Omnibus Incentive Plan. Pursuant to this agreement, NCM LLC reimbursed expenses of approximately $18.8 million during 2025 and $21.9 million in 2024.

Other Transactions

Sale of Fathom Events Business to AC JV, LLC

On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the ESA Parties and 4% by us. NCM LLC’s investment in AC JV, LLC was $0.8 million as of January 1, 2026 and $0.8 million as of December 26, 2024. During the years ended January 1, 2026 and December 26, 2024, NCM LLC received cash distributions from AC JV, LLC of $0.6 million and $1.2 million, respectively. During the years ended January 1, 2026 and December 26, 2024, NCM LLC recorded equity in earnings of $0.6 million and $1.2 million for AC JV, LLC, respectively. In connection with the sale, we entered into a transition services agreement and a services agreement.

Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions. The amounts earned under the service agreement in 2025 were not in excess of $120,000.

Review, Approval or Ratification of Transactions with Related Persons

Our written Statement of Policy with Respect to Related Party Transactions requires that transactions (i) of the type described in Section 144(a) of the Delaware General Corporation Law or (ii) otherwise involving us and in which a related party (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest and in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, be approved by our Audit Committee or another committee of the Board composed solely of disinterested directors. In determining whether to approve, ratify or disapprove of the entry into a related party transaction, the reviewing committee considers all relevant material information and takes into account, among other factors, whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party, and whether there are any compelling business reasons for the Company to enter into the transaction and the nature of alternative transactions, if any. Certain transactions and relationships have been determined not to constitute related party transactions for purposes of the policy, including (a) executive officer compensation approved by our Compensation and Leadership Committee or Board, (b) director compensation, (c) interests arising solely from ownership of our common stock and other stockholders have the same proportional interest, (d) certain interests arising from the related party’s position as a director, employee or beneficial owner of less than 10% of another company, (e) any transaction involving a related party where the rates or charges involved are determined by competitive bids, and (f) any indemnification and advancement of expenses provided by our governing documents or by agreement with the related party. Our certificate of incorporation also requires that the Board and a majority of the independent directors approve (i) any modification or amendment of an ESA, and (ii) the entry into or amendment of any other contract or transaction between us or NCM LLC, on the one hand, and Cinemark, on the other hand, in each case when payments to or from us or NCM LLC resulting from the modification, amendment, contract or transaction could reasonably be expected to exceed $50,000.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 6300 S Syracuse Way, Suite 300, Centennial, CO 80111, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at https://investor.ncm.com. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

INSIDER TRADING POLICY

We have adopted an Insider Trading Policy that governs purchases, sales and other dispositions of our securities, as well as the disclosure of material, nonpublic information about our Company, by our directors, officers and associates that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended January 1, 2026.

PROPOSALS OF STOCKHOLDERS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days, January 7, 2027, nor more than 120 days, February 8, 2027, prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. The failure to comply with these provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The Company’s proxy holders will have the right to exercise discretionary voting authority with respect to any proposal presented by a stockholder at next year’s annual meeting in accordance with the provisions of our bylaws described above and not included in next year’s proxy statement.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under Rule 14a-19 under the Securities Exchange Act of 1934, as amended, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 7, 2027.

Stockholders wishing to include proposals in the proxy materials pursuant to Rule 14a-8 in relation to the 2027 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 17, 2027. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our bylaws.

OTHER BUSINESS

No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Maria V. Woods

Executive Vice President, General Counsel and Secretary

NCM
we get audiences

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 AM, Mountain Time, on May 7, 2026.

Online
Go to www.envisionreports.com/NCMI or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NCMI

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2026 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David E. Glazek	☐	☐	02 - Nicholas Bell	☐	☐	03 - Kelly Campbell Kotzman	☐	☐
04 - Juliana F. Hill	☐	☐	05 - Thomas F. Lesinski	☐	☐	06 - Joseph Marchese	☐	☐
07 - Simon Mullaly	☐	☐	08 - Mark Sadie	☐	☐			

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2026 Annual Meeting Admission Ticket

2026 Annual Meeting of National CineMedia, Inc. Shareholders

May 7, 2026, 7:30 AM, Mountain Time
6300 S. Syracuse Way, Suite 300
Centennial, CO 80111

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/NCMI

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NCMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

National CineMedia, Inc.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2026

Maria V. Woods and Thomas F. Lesinski, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of National CineMedia, Inc. to be held on May 7, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy revokes all proxies with respect to the Annual Meeting of Shareholders and may be revoked prior to exercise.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.